Exhibit 10.1

AGREEMENT OF SUBLEASE

dated as of

September 26, 2006

between

PricewaterhouseCoopers LLP,

as Sublandlord

and

Riverbed Technology, Inc.,

as Subtenant

The Entire Fifth (5th), Sixth (6th) and Seventh (7th) Floors

of

199 Fremont Street

San Francisco, California

i

TABLE OF CONTENTS

Exhibits		Page
Exhibit A	Floor Plan of the Sublease Premises

Exhibit B	Intentionally Omitted

Exhibit C	Sublease Rent

Exhibit D	Exclusions from Incorporated Provisions

Exhibit E	Method of Charging for Electricity

Exhibit F	Form of Security Letter

Exhibit G	Included Personal Property

Exhibit H	Space Plan

Exhibit I	Overlandlord Consent

ii

AGREEMENT OF SUBLEASE

dated as of the Sublease Date between Sublandlord and Subtenant

W I T N E S S E T H:

WHEREAS Overlandlord is the landlord and Sublandlord is the tenant under the Overlease which demises portions (the “Overlease Premises”) of the Building; and

WHEREAS Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sublandlord and Subtenant agree as follows:

1.	Definitions and Basic Terms

Set forth below are certain definitions and basic terms of this Sublease.

1.1 Sublease Date	As of September 26, 2006

1.2 Sublandlord	PricewaterhouseCoopers LLP, a Delaware limited liability partnership

1.3 Subtenant	Riverbed Technology, Inc., a Delaware corporation

1.4 Overlandlord	GLL Fremont Street Partners, a California partnership

1.5 Overlease	The Overlease shall mean that certain Office Lease dated July 1, 1998 by and between 199 Fremont, L.P., predecessor-in-interest to Overlandlord, and Sublandlord, as tenant, as amended by that certain letter dated July 15, 1998 regarding the definition of the “Then Prevailing Marker Rent” (the “1998 Letter”); First Amendment of Lease dated as of November 1, 2001 (the “First Amendment”); Second Amendment of Lease dated as of October 24, 2005 (the “Second Amendment”); Agreement Regarding Commencement of Term dated as of March 1, 2001 (the “Commencement Date Agreement”); Agreement Concerning Landlord’s Consent to License Agreement dated as of August 31, 2001 (the “Consent Agreement”); and two letters dated August 30, 2004 and October 28, 2004 regarding Sublandlord’s early termination of the 8th floor premises under Section 55 of the Overlease

(collectively, the “8th Floor Termination Letters”), and as the same may hereafter be amended. A true and complete copy of the redacted Overlease, as so amended, has been delivered to, and reviewed by, Subtenant. Sublandlord is now the tenant under the Overlease.

1.6 Incorporated Provisions	All of the provisions of the redacted Overlease, except for those provisions listed on Exhibit D hereto. Capitalized terms not hereinafter defined shall have the meanings ascribed to them in the Overlease.

1.7 Building	199 Fremont Street, San Francisco, California 94104

1.8 Sublease Premises	Approximately Sixty Three Thousand Seven Hundred Ninety Eight (63,798) rentable square feet consisting of the fifth (5th), sixth (6th) and seventh (7th) floors of the Building as shown on the floor plan attached hereto as Exhibit A.

1.9 Expiration Date	August 30, 2010

1.10 Sublease Rent	As described in Section 3.1 hereof and as shown on Exhibit C attached hereto.

1.11 Subtenant’s Proportionate Share	16.229% Subtenant’s Proportionate Share shall be subject to appropriate adjustment in the event of any change in the size of the premises leased by Sublandlord from Overlandlord under the Overlease, or subleased by Subtenant from Sublandlord under this Sublease, or as otherwise adjusted pursuant to Section 6.1 of the Overlease.

1.12 Sublease Premises Rentable Area	Approximately 63,798 rentable square feet. This area is specified for reference purposes only, and shall be used for purposes of this Sublease regardless of the actual area of the Sublease Premises. Sublandlord shall not be deemed to have represented the accuracy of the Sublease Premises Rentable Area.

1.13	If Subtenant will pay additional rent based on increases in real estate taxes, check here ☑ and complete Sections 1.13.1 and 1.13.2.

1.13.1 Base Taxes	Taxes and Assessments (as both terms are defined in Section 6 of the Overlease) for the 2007 calendar year.

1.13.2 Tax Payment	Tenant’s Percentage Share of any increases in Taxes and Assessments above the Base Tax Year as more particularly described in Section 6 of the Overlease.

1.14	If Subtenant will pay additional rent based on increases in operating expenses, check here ☑ and complete Section 1.14.1 and 1.14.2.

1.14.1 Base Operating Expenses	Operating Expenses (as defined in Section 6.3.1 of the Overlease) for the 2007 calendar year.

1.14.2 Operating Payment	Tenant’s Percentage Share of any increases in Operating Expenses above the Base Operating Expenses as more particularly described in Section 6 of the Overlease.

1.15 [Intentionally Omitted.]

1.16 Method of Charging for Electricity	As described in Section 9 hereof and on Exhibit E hereto.

1.17 Included Personal Property	Any items listed on Exhibit G hereto.

1.18 Personal Property Rent	None.

1.19 Required Amount (Security Deposit)	One Million Four Hundred Thousand Dollars ($1,400,000.00)

1.20 Recognized Broker	(i) Cornish & Carey Commercial, Inc. and (ii) NAI BT Commercial.

1.21 Intentionally Omitted

1.22 the Consent	as defined in Section 15 hereof.

1.23 Interest Rate	as defined in Section 5.4 of the Overlease.

1.24 this Sublease	this Agreement of Sublease, including the Incorporated Provisions as incorporated herein. The terms “herein,” “hereunder,” etc. refer to this Agreement of Sublease, including the Incorporated Provisions as incorporated herein.

1.25 the Term	the Commencement Date (as defined below) through and including the Expiration Date or earlier termination of this Sublease.

2.	Demise; Term; Permitted Use

2.1 Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Sublease Premises upon and subject to the terms and conditions hereinafter set forth.

2.1.1 Subject to Section 15 below, the term of this Sublease (the “Term”) shall commence on the earlier to occur of (i) February 1, 2007; or (ii) the date Subtenant first occupies the Sublease Premises for the conduct of its business (the “Commencement Date”), provided that Overlandlord’s Consent has been received in accordance with Section 15 below. Subtenant’s activities during the early access period, as described below, shall not constitute the conduct of Subtenant’s business for purposes of determining the Commencement Date.

Upon full execution of the Consent as more particularly described in Section 15 hereof, Subtenant shall have the right to early access to the Sublease Premises for the purposes of designing, planning and constructing its alterations and improvements, and installing its furniture, networks, telecommunications equipment, fiber and related furniture, fixtures and equipment; provided that (a) Subtenant deliver to Sublandlord reasonable prior notice of its access the Sublease Premises, (b) Sublandlord may have its representative accompany Subtenant and/or its agents during such early access, (c) Subtenant does not thereby unreasonably interfere with Sublandlord’s business in the Overlease Premises, (d) Subtenant hereby indemnifies and agrees to defend, and hold Sublandlord harmless from any and all claims, liability, loss, damage, death or personal injury to the Sublease Premises or any persons therein arising from such early access, (e) such early access to the Sublease Premises shall be shall be subject to all of the terms and conditions of this Sublease and the Overlease, and shall be subject to Subtenant providing to Sublandlord reasonably satisfactory evidence of insurance for personal injury and property damage related to such access, and (f) such early access is not objectionable to the Overlandlord and does not trigger a default under the Overlease. Notwithstanding clause (e) in the preceding sentence, Subtenant shall not be obligated to pay Sublease Rent or Subtenant’s Proportionate Share of the Tax Payment or Subtenant’s Proportionate Share of the Operating Payment during the early access period, provided, however, that Subtenant shall reimburse Sublandlord for any charges, costs, fees or other amounts incurred in connection with Subtenant’s early access to the Sublease Premises within twenty (20) days of Sublandlord’s delivery of a bill therefor.

2.2 If either party hereto shall so request, the parties hereto shall execute and deliver an instrument confirming the Commencement Date in form and substance reasonably acceptable to each of the parties, but the failure of either party to execute and deliver such instrument shall not affect the Commencement Date.

2.3 The Term shall expire on the Expiration Date or on such earlier date upon which such term shall expire or be terminated pursuant to any of the provisions of this Sublease, the Overlease or pursuant to law.

2.4 Subtenant may use the Sublease Premises for general offices as permitted under the Overlease, and for no other purposes.

3.	Rents

3.1 Subtenant shall pay to Sublandlord rent at the rate per annum equal to the Sublease Rent as shown on Exhibit C attached hereto, payable in equal monthly installments in advance commencing on the Commencement Date and on the first (1st) day of each month thereafter, without notice from Sublandlord, pro-rated for any partial month. Simultaneously upon execution of this Sublease and as a condition to the effectiveness of this Sublease, Subtenant shall make an advance payment of one (1) month’s Sublease Rent to be applied to the first (1st) full month’s Sublease Rent. Regardless of the method of charging for electricity selected in Section 1.16, the Sublease Rent does not include electricity.

3.2 Commencing on the Commencement Date, Subtenant shall pay to Sublandlord additional rent equal to Subtenant’s Proportionate Share of the Tax Payment to the extent that same exceeds the Base Taxes.

3.3 Commencing on the Commencement Date, Subtenant shall pay to Sublandlord additional rent equal to Subtenant’s Proportionate Share of the Operating Payment to the extent that same exceeds the Base Operating Expenses.

3.4 Subtenant’s payments under Section 3.2 in respect of Subtenant’s Proportionate Share of a Tax Payment and Section 3.3 in respect of Subtenant’s Proportionate Share of an Operating Payment shall be due on the dates on which Sublandlord’s payments under the corresponding provisions of the Overlease are due to Overlandlord and shall be pro-rated for any partial month or year during the Term, as appropriate; provided, however, that (except for subsequent continuing equal monthly payments) no such payment shall be due until twenty (20) days after Sublandlord shall have furnished Subtenant with notice thereof, together with a copy of the related bill and relevant supporting documentation from Overlandlord (or a copy thereof as received by Sublandlord from Overlandlord), if any.

3.5 If Overlandlord shall issue to Sublandlord any credit or refund in respect of a Tax Payment or Operating Payment relating to any part of the Term, Sublandlord shall (a) provide Subtenant with a copy of the supporting documentation received by Sublandlord from Overlandlord (if any) and (b) within thirty (30) days of receipt thereof, pay to Subtenant (or at Sublandlord’s option, apply a credit or refund) in the amount equal to Subtenant’s Proportionate Share of such credit or refund remaining after deducting therefrom:

3.5.1 the portion, if any, of such credit or refund resulting from any reduction in Taxes and Assessments to an amount less than the Base Taxes or to any reduction in Operating Expenses to an amount less than the Base Operating Expenses, and

3.5.2 Subtenant’s Proportionate Share of any costs and expenses, including attorneys’ fees, incurred by Sublandlord in connection with compelling Overlandlord to obtain such credit or refund.

3.6 If the amount of the Base Operating Expenses shall be reduced by reason of audit or otherwise, the reduced amount shall be used in computing Subtenant’s liability under Section 3.3 hereof, with respect to periods after such reduction and for recomputing Subtenant’s liability with respect to periods prior to such reduction. Subtenant shall pay Sublandlord any additional amounts due in respect of such prior periods within twenty (20) days of Sublandlord’s delivery of a bill therefor, which shall be accompanied by a copy of the supporting documentation received by Sublandlord (if any).

3.7 Subtenant shall, within twenty (20) days after Sublandlord’s delivery to Subtenant of Overlandlord’s invoice, pay or reimburse Sublandlord for all costs and expenses payable under the Overlease arising out of Subtenant’s requests for services, or other acts or omissions, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is made by Overlandlord. Sublandlord shall then promptly pay to Overlandlord such payment or reimbursement made by Subtenant to Sublandlord hereunder, unless Sublandlord had already paid Overlandlord such payment. Notwithstanding the foregoing, Subtenant shall have the right to request such additional day to day services, as set forth in (a)-(e) hereof, directly from Overlandlord, provided that Subtenant shall promptly notify Sublandlord, by telephone or email, to the party designated in writing by Sublandlord, of any such request if the estimated cost of such service is greater than One Thousand Dollars ($1,000.00) per service request. Subtenant’s failure to so notify Landlord shall not be deemed a Default under this Sublease, provided however, in the event that Subtenant fails to so notify Sublandlord three (3) times within any six (6) month period, then the next such failure shall be deemed to be a Default hereunder. Subtenant shall pay, as additional rent, for services requested directly from Overlandlord as prescribed in this Section 3.7. This Section 3.7 shall not be applicable to electricity, which is covered by Section 9 hereof.

3.8 As used herein, the term “additional rent” shall refer to all sums of money which shall become due and payable by Subtenant to Sublandlord hereunder, other than Sublease Rent, and the terms “rent” and “rents” shall both refer to Sublease Rent and additional rent. All rents shall be payable in lawful money of the United States at such place and to such person as Sublandlord shall from time to time designate.

3.9 Subtenant shall promptly pay all rents due hereunder as and when the same shall become due and payable without set-off, offset or deduction of any kind whatsoever (except as expressly provided otherwise) and, if Subtenant fails to pay any additional rent when due, Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity as in the case of non-payment of Sublease Rent.

3.10 Sublandlord’s failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to make a demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any rents which may have become due pursuant to this Sublease. Subtenant’s liability for rents accruing during the Term, and Sublandlord’s obligation to refund overpayments of or adjustments to rents paid to it by Subtenant, shall survive the expiration or sooner termination of this Sublease.

3.11 If Subtenant fails to pay Sublandlord any installment of rents when due hereunder, then Subtenant shall pay interest thereon at the Interest Rate until such amount has been paid to Sublandlord. Such interest shall be deemed additional rent due hereunder.

4.	Condition of the Sublease Premises

4.1 Subtenant represents that it has examined (or waived examination of) the Sublease Premises. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Sublease Premises (including any latent defects in or to the Sublease Premises), the uses to which the Sublease Premises may be put, or any other matter or thing affecting or relating to the Sublease Premises, except as specifically set forth in this Sublease.

4.2 Subtenant agrees to accept the Sublease Premises in their “AS IS” broom clean condition as of the date hereof as the same may be affected by reasonable wear and tear after the date hereof. Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Sublease Premises, or any portion thereof, for Subtenant’s occupancy.

5.	Subordination to and Incorporation of the Overlease

5.1 (a) This Sublease is subject and subordinate to the Overlease, and to all leases, mortgages and other rights or encumbrances to which the Overlease is subordinate, subject to Overlandlord’s non-disturbance agreement contained in Overlandlord’s Consent (as such term is defined in Section 15 hereof). This provision shall be self-operative but Subtenant shall within ten (10) days of Sublandlord’s request execute any instrument reasonably requested by Sublandlord or Overlandlord to evidence or confirm the same. Subtenant acknowledges and agrees that Sublandlord will not deliver a non-disturbance agreement to Subtenant from any of Overlandlord’s ground lessor, Overlandlord’s mortgagees or other superior interest holders.

       (b) Sublandlord shall not voluntarily terminate the Overlease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Overlease. If the Overlease shall terminate for any reason then this Sublease shall also terminate, except as otherwise provided in the Overlandlord’s Consent. Sublandlord shall not be liable for any such termination unless such termination (i) shall have arisen out of an Event of Default under the Overlease by Sublandlord not arising out of a Default (as defined below) hereunder by Subtenant, or (ii) shall have been effected by Sublandlord in violation of this Section 5.1.

5.2 Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated

Provisions are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that unless the context requires otherwise:

5.2.1 references in such provisions to Owner, Landlord or Lessor shall be deemed to refer to Sublandlord;

5.2.2 references in such provisions to Tenant or Lessee shall be deemed to refer to Subtenant;

5.2.3 references in such provisions to the Premises or the Demised Premises shall be deemed to refer to the Sublease Premises;

5.2.4 references in such provisions to other provisions of the Overlease that are not incorporated herein shall be disregarded, except to the extent required for a fair and equitable interpretation of the incorporated Overlease or to the extent that defined terms applicable to this Sublease are defined in the excluded provisions of the Overlease;

5.2.5 references in such provisions to Rent shall be deemed to refer to Sublease Rent, rent or rents;

5.2.6 references in such provisions to subleases, sublettings or subtenants shall be deemed to refer to sub-subleases, sub-sublettings or sub-subtenants; and

5.2.7 provisions in the Overlease requiring payment by Sublandlord to Overlandlord shall not impose upon Subtenant a payment obligation other than from Subtenant to Sublandlord (i.e., the parties hereto intend that Subtenant only pays once to Sublandlord, and not to both Sublandlord and Overlandlord).

5.3 Sublandlord shall not be deemed to have made any representation made by Overlandlord in any of the Incorporated Provisions. Moreover, Sublandlord shall not be obligated:

5.3.1 to provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide,

5.3.2 to make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make,

5.3.3 to comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply, or

5.3.4 to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take,

5.3.5 to provide any liability, casualty or other insurance that Overlandlord has agreed in the Overlease to provide,

(all the foregoing being herein called the “Building Services”), and Sublandlord shall have no liability to Subtenant on account of any failure of Overlandlord to do so, or on account of any failure by Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord, unless due to Sublandlord’s acts, omissions, gross negligence, breach of the Overlease or this Sublease (provided such breach by Sublandlord does not arise out of a Default hereunder by Subtenant).

5.4 Sublandlord agrees that:

5.4.1 upon Subtenant’s request, to use reasonable efforts (excluding litigation), at Subtenant’s expense, (a) to cause Overlandlord to provide any Building Service or to observe or perform any term, covenant or condition of the Overlease required to be observed or performed by Overlandlord or (b) to obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance and as otherwise set forth herein, Sublandlord shall be entitled to withhold its consent or approval even if Overlandlord shall have granted its consent or approval); and

5.4.2 if any right or remedy of Sublandlord or any duty or obligation of Overlandlord under the Overlease is subject to or conditioned upon Sublandlord’s making any demand upon Overlandlord or giving any notice, request or statement to Overlandlord then, if Subtenant shall so request, Sublandlord, at Subtenant’s expense, shall make such demand or give such notice, request or statement, except that Sublandlord shall not be required to request Overlandlord’s consent or approval with respect to any act or thing as to which Sublandlord’s consent also is required and Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval; and

5.4.3 it will make all commercially reasonable efforts, by its act or omission, to not cause an Event of Default under the Overlease; and

5.4.4 in the event that Sublandlord receives an abatement of Rent pursuant to Sections 11.2 or 17.4 of the Overlease, then Subtenant shall receive an abatement of the Sublease Rent for the same period(s) that Sublandlord actually received any rent abatement from Overlandlord, to the extent that same applies to the Sublease Premises.

5.5 Whenever Subtenant desires to do any act or thing which requires the consent or approval of Overlandlord:

5.5.1 Subtenant shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublandlord (and Sublandlord’s right to withhold consent or approval shall be independent of Overlandlord’s right);

5.5.2 Subtenant shall not request Overlandlord’s consent or approval directly (and no efforts by Sublandlord to obtain Overlandlord’s consent or approval shall constitute Sublandlord’s consent or approval or prejudice Sublandlord’s right to withhold consent or approval);

5.5.3 in no event shall Sublandlord be required to give its consent or approval prior to Overlandlord doing so (unless Overlandlord requires Sublandlord to give its consent or approval prior to Overlandlord doing so); and

5.5.4 the standard for Overlandlord’s consent or approval shall be in accordance with the terms of the Overlease.

5.6 Notwithstanding any other provision of this Sublease, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Overlease. If Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder (other than the payment of money), then Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Overlease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire two (2) business days prior to the date on which the grace or cure period under the Overlease shall expire. In no event shall this Section 5.6 extend the time, date or period by or within which Subtenant is required to perform.

5.7 If (a) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any applicable notice and cure periods, or (b) Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder and such failure or default continues beyond any applicable notice and cure period (each, a “Default”) then, in either case, Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Subtenant’s expense, and Subtenant shall, within ten (10) days of Sublandlord’s demands from time to time, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in doing so.

6.	Insurance and Indemnification

6.1 Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to furnish insurance (or evidence thereof) to or for Sublandlord, Subtenant also shall be required to furnish such insurance to or for Overlandlord and such other persons as shall be entitled thereto under the Overlease, provided that, in the case of any such other person not named in the Overlease, Sublandlord shall have notified Subtenant thereof.

6.2 Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to indemnify or defend Sublandlord, Subtenant shall be required also to indemnify or defend Overlandlord and such other persons as shall be entitled thereto under the Overlease.

6.3 The waiver of subrogation contained in 14.4.1 of the Overlease shall apply as between Subtenant and Sublandlord.

7.	Covenant of Quiet Enjoyment

Provided Subtenant is not in Default of this Sublease, Sublandlord covenants that Subtenant may peaceably and quietly enjoy the Sublease Premises without disturbance by Sublandlord or any person claiming by, through or under Sublandlord. This Section 7 shall be subject nevertheless to the terms and conditions of this Sublease and to the Overlease and any other leases and mortgages to which this Sublease is subordinate.

8.	Assignment and Sub-subletting

8.1 Subtenant shall not assign, sell, transfer (whether by operation of law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Sublease Premises, nor sub-sublet all or any portion of the Sublease Premises, without the prior written consent of Sublandlord and Overlandlord (with respect to Overlandlord, only if required under Article 14 of the Overlease and in accordance with the same standard of consent set forth therein). As a further condition to Section 14 of the Overlease, the proposed sub-sublessee or assignee must have a net worth at least equal to or in excess of the greater of the net worth of Subtenant (a) on the date hereof or (b) immediately prior to a proposed sub-sublease or assignment.

8.2 Notwithstanding anything to the contrary contained in the Overlease, Subtenant and Sublandlord agree that in the event Overlandlord is entitled to any portion of the Rent Differential under Section 14.5 of the Overlease (the “Overlandlord Profit”) in connection with any subsequent assignment or sub-sublease of this Sublease (as and to the extent herein permitted), the Overlandlord Profit shall be deducted from the total consideration paid to Subtenant by any such assignee or sub-subtenant prior to any profit calculation and sharing by and between Subtenant and Sublandlord.

8.3 Notwithstanding anything to the contrary contained herein, Sublandlord shall have no obligation to consent to more than one (1) proposed assignment or sub-subletting during the Term and Sublandlord may withhold consent to any additional proposed assignment or sub-subletting in its sole and absolute discretion. For the avoidance of doubt, nothing contained in this Section 8 shall require Sublandlord to consent to any proposed assignment or sub-subletting during the Term as Subtenant’s right to assign this Sublease or sub-sublet the Sublease Premises remains subject to the terms and conditions of this Sublease (including, without limitation, this Section 8) and the Overlease.

8.4 Subtenant hereby acknowledges that Sublandlord shall have the right to transfer or assign this Sublease to the Overlandlord at any time during the Term as part of an earlier termination of the Overlease and provided that this Sublease remains in full force and effect as a direct lease between Subtenant and Overlandlord pursuant to the Consent or other written agreement between Overlandlord and Subtenant. Nothing in this Section 8.4 is intended to modify or abrogate the provisions of Section 5.1(b) hereof.

8.5 Subject to the consent and approval of Overlandlord, unless so waived in the Overlandlord’s Consent, Sublandlord hereby agrees that Section 14.10 of the Overlease relating to a “Permitted Transfer” applies to any transfer by Subtenant under this Sublease and that the transfer of fifty percent (50%) or more of the Subtenant’s stock in a private equity transaction shall not constitute an assignment or sublease requiring the consent or approval of Sublandlord.

9.	Electricity

9.1 Subtenant shall pay for electricity in accordance with Exhibit E attached hereto.

9.2 Subtenant shall pay all sales, use and/or utility taxes attributable to the electricity furnished to the Sublease Premises; all amounts payable under this Section 9.2 shall be due within ten (10) days of Sublandlord’s bills therefor.

9.3 Sublandlord shall pay to Overlandlord or the utility company all charges for electricity furnished to the Overlease Premises, except as otherwise provided in Exhibit E.

9.4 In no event shall Sublandlord have any liability for any defect in, or any interruption or failure of, the electricity furnished to the Sublease Premises, unless due solely to Sublandlord’s gross negligence. In no event shall Subtenant draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Sublease Premises are capable of safely supplying. Notwithstanding the foregoing sentence, Subtenant shall have the right to install additional electrical panels for its server room in the Sublease Premises, provided that consent is given in writing by (i) Overlandlord, in its sole and absolute discretion, and (ii) Sublandlord, in its reasonable discretion, to such installation; and provided further, that Subtenant shall be solely responsible and liable for (i) any and all maintenance and repair of said electrical panels, at Subtenant’s sole cost and expense, and (ii) any and all costs, expenses and fees in connection with such installation and thereafter the electrical usage in connection therewith.

10.	Alterations

10.1 Subtenant shall not make any alterations, installations, additions or improvements in or to the Sublease Premises without first having obtained the consent or approval of Overlandlord and Sublandlord (in each case if and to the extent required by and under the same standards of the Overlease). Sublandlord hereby consents to the tenant improvements to be constructed by Subtenant in accordance with that certain space plan attached hereto as Exhibit H (the “Subtenant Improvements”), Notwithstanding the foregoing, the provisions of Section 10.1(b) (with respect to non-structural, decorative alterations) and Section 10.3.1 (with respect to removal of alterations at the end of the term) shall apply to this Sublease to the extent that Sublandlord is entitled to such rights or bound by such obligations and further, provided that Overlandlord consents to same. Sublandlord agrees that Subtenant shall not be obligated to remove any of the Sublandlord’s initial Tenant Improvements or Alterations to the Premises, if any, as of the date hereof, at the expiration or earlier termination of the Sublease, provided, however, that unless otherwise waived by the Overlandlord in the Overlandlord’s Consent or in a separate written document, Subtenant shall be obligated to remove the Subtenant Improvements and Alterations made by Subtenant, if any, at the expiration or earlier termination of the Sublease and to restore the Sublease Premises to the condition existing as of the Sublease Commencement Date.

10.2 Subtenant shall observe and perform all of the terms, covenants and conditions of this Sublease and the Overlease applicable to any alterations, installations, additions or improvements made in or to the Sublease Premises by Subtenant.

11.	Personal Property

11.1 Subtenant shall have the option to purchase all or any portion of the personal property described in Exhibit G hereto (the “Listed Personal Property”), if any. for the sum of one dollar ($1.00). Subtenant shall notify Sublandlord, in writing, which of the Listed Personal Property Subtenant elects to purchase (the “Included Personal Property”) within thirty (30) days of the date of the execution of this Lease, provided that Subtenant shall have thirty (30) days after notice of Subtenant’s election to remove any such personal property which shall not be Included Personal Property. Subtenant agrees to be responsible for any and all sales tax and the like imposed on any of the Included Personal Property.

11.2 Subtenant acknowledges that Sublandlord has made no representations or warranties with respect to the Included Personal Property, and that Sublandlord shall have no maintenance, repair and/or replacement obligations with respect to the Included Personal Property.

11.3 Subtenant agrees that it shall be solely responsible for all maintenance, repair and/or replacement of the Included Personal Property and for the removal of same at the end of the Term at its sole cost and expense.

11.4 Subtenant shall:

11.4.1 accept the Included Personal Property in its “AS IS” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof, and

11.4.2 insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto).

11.5 Subtenant shall, at its sole cost and expense, remove such Included Personal Property from the Sublease Premises at the end of the Term as and to the extent required under the Overlease.

12.	Security Deposit

12.1 Concurrently with its execution and delivery of this Sublease, Subtenant shall deliver to Sublandlord a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in substantially the form of Exhibit F hereto, to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. The Letter of Credit shall be in the face amount of the Required Amount, naming Sublandlord as beneficiary, issued (or confirmed) by Citibank, N.A., J.P. Morgan Chase & Co., Bank of America, N.A., The Bank of New York Company, Inc., Fleet National Bank, HSBC Holdings plc, or Wachovia Bank, N.A. (collectively, the “Approved Bank”), or another financial institution acceptable to Sublandlord, permitting multiple and partial draws thereon. Notwithstanding the foregoing, the bank or financial institution issuing the Letter of Credit hereunder must at all times during the Term be assigned by Standard & Poors Investor Services a Bank Financial Strength Rating of A, or better (the “Rating Criteria”), failing which Sublandlord shall have the right, at any time during the Term, to direct Subtenant to obtain the Letter of Credit in accordance with this Section 12 from another Approved Bank or financial institution which satisfies the Rating Criteria or is otherwise acceptable to Sublandlord. Subtenant agrees that such Letter of Credit from another Approved Bank or financial institution shall be delivered to Sublandlord within thirty (30) days of Sublandlord’s request. Subtenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Required Amount through the date (the “Final LC Expiration Date”) that is forty-five (45) days after the Expiration Date. If the Letter of Credit held by Sublandlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Subtenant shall deliver a new Letter of Credit or certificate of renewal or extension to Sublandlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Sublandlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 12.1, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Sublandlord in its discretion.

12.2 Sublandlord shall have the right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time:

12.2.1 If a Default by Subtenant under this Sublease occurs and during its continuance, in an amount sufficient to cure such Default (and Subtenant agrees that the Letter of Credit must allow for partial draws); or

12.2.2 If the Letter of Credit held by Sublandlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Subtenant fails to deliver to Sublandlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Sublandlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 12.2.

12.2.3 In no event shall the issuer of the Letter of Credit fail to honor Sublandlord’s drawing upon such Letter of Credit due to any terms or conditions of this Sublease.

12.2.4 Subtenant hereby acknowledges and agrees that Sublandlord is entering into this Sublease in material reliance upon the ability of Sublandlord to draw upon the Letter of Credit upon the occurrence of a Default under this Sublease by Subtenant under this Sublease or upon the occurrence of any of the other events described above in this Section 12.2.

12.3 The proceeds from Sublandlord’s draw upon the Letter of Credit may be applied by Sublandlord against any Sublease Rent and/or additional rent then due and payable by Subtenant under this Sublease that is not paid when due and remains unpaid beyond the expiration of any applicable notice and grace period, and/or to pay for all losses and damages that Sublandlord has actually suffered or incurred (including, without limitation, reasonable attorneys fees and disbursements) as a result of any Default by Subtenant under this Sublease.

12.4 Upon the Final LC Expiration Date, provided Subtenant is not then in Default (of which Subtenant shall have received notice from Sublandlord as provided under this Sublease) of its obligations under this Sublease, Sublandlord agrees to return the Letter of Credit; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Federal Bankruptcy Code (collectively, the “Bankruptcy Event”), then Sublandlord shall not be obligated to return the Letter of Credit until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal. Sublandlord shall return the Letter of Credit within twenty (20) days after Subtenant cures any Default(s) under this Sublease and resolves (and/or has obtained a dismissal of) any Bankruptcy Event as aforesaid. Upon Sublandlord’s return of the Letter of Credit as contemplated under this Section 12.4, Subtenant shall deliver to Sublandlord a letter confirming the surrender of the Letter of Credit.

12.5 If, as a result of any application or use by Sublandlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Required Amount, Subtenant shall, within five (5) business days after Sublandlord’s request, provide Sublandlord with an additional letter of credit in an amount equal to the deficiency (or an amendment to the Letter of Credit or a replacement letter of credit in the total Required Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 12, and if Subtenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Sublease, the same shall constitute a material Default under this Sublease by Subtenant. Subtenant further covenants and warrants that it will not encumber the Letter of Credit or any part thereof, and that neither Sublandlord nor its successors or assigns will be bound by any such encumbrance (or attempted encumbrance).

12.6 Sublandlord may, at any time and without first obtaining Subtenant’s consent thereto, transfer the Letter of Credit in whole or in part, to Sublandlord’s successor-in interest as sublandlord under this Sublease. If Sublandlord transfers its interest as sublandlord under this Sublease and transfers the Letter of Credit in whole (or any proceeds thereof then held by Sublandlord) to the transferee, Sublandlord shall, upon such transferor’s assumption of the obligations of Sublandlord under this Sublease (on terms reasonable to said transferor), be released by Subtenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new sublandlord. In connection with any such transfer of the Letter of Credit by Sublandlord, Subtenant shall, if applicable, at Subtenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Subtenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Sublandlord advances any such fees (without having any obligation to do so), Subtenant shall reimburse Sublandlord for any such transfer or processing fees within ten (10) days after Sublandlord’s written request therefor. Sublandlord agrees to provide notice to Subtenant within a reasonable time after its transfer of the Letter of Credit.

12.7 Sublandlord and Subtenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

12.8 In the event that the (a) Sublease terminates (i) due to a default, beyond all applicable notice and cure periods, by Sublandlord or (ii) other early termination prior to the Expiration Date; and (b) Overlandlord and Subtenant enter into a new lease pursuant to the Consent (as defined herein), then, upon receipt of evidence of such new lease, Sublandlord agrees to take reasonable measures to assign the Letter of Credit to the Overlandlord to the extent the Approved Bank approves, in writing, such assignment prior to the effective date thereof and same is permitted under all applicable laws.

13.	Notices

Any notice, consent, approval or other communications given in connection herewith shall only be effective if in writing and sent by hand or messenger delivery (against a receipt), by United States express mail, or by a nationally recognized overnight courier service addressed to either party as provided on the signature page hereof, or to such other address as such party shall have designated by notice to the other in the manner herein prescribed. Any such notice, etc. shall be deemed given when delivered or refused or when delivery is attempted on a business day. Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for such party.

14.	Broker

14.1 Subtenant represents and warrants to Sublandlord that Subtenant has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker, and Subtenant hereby agrees to indemnify Sublandlord against any claim for commission or other compensation in connection with this Sublease made against Sublandlord by any other broker, agent or finder with whom Subtenant has dealt, including reasonable attorneys’ fees incurred by Sublandlord in the defense of any such claim.

14.2 Sublandlord represents and warrants to Subtenant that Sublandlord has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker, and Sublandlord hereby agrees to indemnify Subtenant against any claim for commission or other compensation in connection with this Sublease made against Subtenant by any broker, agent or finder with whom Sublandlord has dealt, including reasonable attorneys’ fees incurred by Subtenant in the defense of any such claim. Sublandlord shall pay the commission due the Recognized Broker in accordance with separate agreements.

14.3 The provisions of this Section 14 shall survive the Expiration Date or any sooner termination of this Sublease.

15.	Overlandlord Consent

This Sublease is subject to Overlandlord’s consent to this Sublease (the “Consent”), which shall be in the form attached hereto as Exhibit I. Upon the full execution and delivery of this Sublease and delivery of the first (1st) full month’s Sublease Rent and the Letter of Credit (collectively the “Delivery Items”) to Sublandlord, Sublandlord shall request the Consent from Overlandlord. Nothing contained herein shall restrict Sublandlord’s right to request the Consent from Overlandlord prior to receipt of all the Delivery Items, and such early request shall in no way be deemed a waiver by Sublandlord of Subtenant’s obligation to deliver of any of the Delivery Items. Each party hereto agrees promptly to execute and deliver the Consent. Sublandlord and Subtenant shall equally share any administrative or other fees incurred by Overlandlord in connection with the review of this Sublease and preparation of the Consent and expressly provided for in the Overlease.

16.	Directory and Signage

16.1 Subject to the provisions of the Overlease, Sublandlord agrees to request that Overlandlord add Subtenant’s name to the Building lobby directory or provide Subtenant with Subtenant’s Proportionate Share of Sublandlord’s existing directory lines in the Building, if any. Subject to Overlandlord’s prior written consent, Subtenant shall be permitted to install elevator lobby signage outside the entrance to the elevator bank at Subtenant’s sole cost and expense.

16.2 Subject to the provisions of the Overlease, Subtenant may, at Subtenant’s sole cost and expense, install one (1) first-class office sign, as approved by Sublandlord and Overlandlord, in a location in the elevator lobby of the Overlease Premises as designated by Sublandlord (in Sublandlord’s reasonable discretion) and/or Overlandlord (in Overlandlord’s sole discretion) in accordance with Sublandlord’s uniform signage program for the floor and/or Overlandlord in accordance with Sublandlord’s uniform signage program for the floor and Overlandlord’s signage requirements for the Building, as applicable. Subtenant shall not install any additional signage on the exterior of the Building, in any part of the lobby or common corridor or in the entrance of the Overlease Premises or in any portion of the Sublease Premises which is visible from the exterior of the Sublease Premises, without, in any such case, Sublandlord’s and Overlandlord’s prior written consent, which consent may be granted or withheld in each Sublandlord’s reasonable discretion and Overlandlord’s sole and absolute discretion. In the event that Subtenant shall install any additional signage without first obtaining Sublandlord’s and Overlandlord’s consent as provided in this Section 16.2, Sublandlord may, in addition to any other remedies Sublandlord shall have, immediately remove such signage at Subtenant’s cost and expense and without liability to Subtenant therefor.

16.3 Subtenant shall be entitled to rent from Sublandlord a maximum of (1) parking space for every 5,000 rentable square feet of Sublease space with a guaranteed minimum of six (6) parking spaces to be made available to Subtenant on a monthly basis. Subtenant shall pay to Sublandlord, as additional rent, the cost of said parking spaces, promptly, when due. Subtenant agrees to abide by any rules and regulations promulgated by Overlandlord as provided in Section 42(c) of the Overlease.

17.	Limitation of Liability

Subtenant acknowledges that Sublandlord is a limited liability partnership. Subtenant agrees that Subtenant shall not seek a personal judgment against, or levy upon the assets of, any then currently active, retired, withdrawn, deceased or dismissed partner or principal of Sublandlord, nor against or upon the assets of any such partner’s or principal’s spouse, family or estate, nor against or upon the assets of any partners or principals who are hereafter admitted to the partnership or upon the assets of any such future partner’s spouse, family or estate (all of the foregoing being collectively referred to herein as the “Sublandlord Parties”), for any amounts due or which may become due under or by reason of this Sublease, or for the performance of any of the obligations of Sublandlord under this Sublease. Subtenant agrees that it shall be entitled to proceed only against the partnership and the assets of the partnership for any such amounts or for the performance of any such obligations. Subtenant agrees that for the purposes of the foregoing, the assets of the partnership shall not include (i) any negative capital accounts which may from time to time exist in the partnership, (ii) any obligation of any of the Sublandlord Parties to contribute capital to the partnership, pursuant to the partnership agreement or otherwise, or (iii) any right which the partnership or any trustee or similar person may otherwise have on behalf of the partnership to require contribution from any of the Sublandlord Parties to satisfy debts of the partnership in any bankruptcy, reorganization, or similar proceeding involving the partnership.

18.	Subtenant’s Work

18.1 Subtenant shall furnish and install or cause to be furnished and installed Subtenant’s Work (as hereinafter defined) in accordance with the provisions of this Sublease and applicable provisions of the Overlease. The architectural and engineering working drawings, plans and specifications caused to be prepared by Subtenant pursuant to this Article and any changes therein permitted under this Sublease which are approved by Sublandlord and Overlandlord are herein referred to as “Subtenant’s Plans,” and the items of work shown or described in Subtenant’s Plans are referred to as “Subtenant’s Work.” Subtenant shall cause Subtenant’s Plans to comply with all legal requirements and insurance requirements herein.

18.2 No approval by Sublandlord of Subtenant’s Plans shall in any way be deemed to be an agreement, acknowledgement or representation by Sublandlord that the work contemplated thereby complies with any legal or insurance requirements or that Subtenant’s Plans will be approved by Overlandlord or any other governmental agency having jurisdiction thereover.

18.3 Subtenant shall pay all of the costs and expenses of Subtenant’s Work when such costs and expenses are due. Promptly following each such payment, Subtenant shall provide Sublandlord with copies of lien waivers with respect thereto.

18.4 Subtenant’s Work shall be performed by (a) a general contractor or construction manager (“Subtenant’s Construction Manager”) and (b) subcontractors (“Subcontractors,” the Subcontractors together with the Subtenant’s Construction Manager are collectively, the “Subtenant’s Contractors”) who are reasonably satisfactory to Sublandlord and satisfactory to Overlandlord in accordance with the Overlease and, with respect to Subcontractor’s selected by Subtenant pursuant to a competitive, open-book bidding system. Sublandlord shall not charge Subtenant an oversight fee in connection with its supervision of the construction of Subtenant’s Work or the review of Subtenant’s Plans, provided, however, that in the event that (i) Sublandlord incurs or (ii) Overlandlord charges Sublandlord or Subtenant (to the extent provided in the Overlease), any fees or other reasonable out-of-pocket costs in connection with the review of Subtenant’s Plans, then Subtenant shall be solely responsible for the payment of same within ten (10) days of demand therefor.

18.5 Subtenant’s Work shall be diligently performed in a good and workmanlike manner, using new materials and equipment, in accordance with Subtenant’s Plans as approved by Sublandlord and Overlandlord, legal requirements and insurance requirements. Subtenant shall deliver to Sublandlord prior to commencement of Subtenant’s Work a proposed budget of Subtenant’s Work, and Subtenant shall deliver to Sublandlord revised budgets from time to time during the course of Subtenant’s Work. In performing Subtenant’s Work, Subtenant shall comply, and cause Subtenant’s Contractors to comply, with Overlandlord’s rules and regulations, as well as all reasonable procedures prescribed by Sublandlord and Overlandlord. Subtenant shall cause Subtenant’s Contractors to use labor compatible with the labor performing any work in the Building, and shall cause Subtenant’s Contractors and such laborers to comply with Overlandlord’s and Sublandlord’s security and site safety programs, if any, and to conduct themselves in a safe and clean manner. Subtenant shall not permit any union conflict to arise in connection with Subtenant’s Work. No fixtures, materials or equipment shall be incorporated in the Sublease Premises in connection with the performance of Subtenant’s Work which is subject to any security interest, lien (except for a vendor’s lien or in connection with an equipment lease, provided such lessor’s or vendor’s right to enter the Sublease Premises upon Subtenant’s Default to remove any property from the Sublease Premises shall be subject to Sublandlord’s reasonable requirements), charge, mortgage or other encumbrance. Subtenant shall deliver to Sublandlord promptly after substantial completion of Subtenant’s Work scaled and dimensioned reproducible mylars or CAD files of “as-built” plans for Subtenant’s Work prepared and certified by Subtenant’s architect.

18.6 Subject to Section 18.8 below, Subtenant shall be entitled to reimbursement by Sublandlord up to the amount of One Million Two Hundred Seventy Five Thousand Nine Hundred Sixty Dollars ($1,275,960.00) (“Subtenant’s Allowance”) on account of the costs and expenses paid by Subtenant for Subtenant’s Work, all of which may be allocated in Subtenant’s discretion. As Subtenant’s Work progresses, Subtenant may submit statements to Sublandlord (not more frequently than monthly) setting forth the cost of the portion of Subtenant’s Work completed prior to the date of such statement and which was not covered by a previous statement. Subtenant may instead submit one statement upon completion of Subtenant’s Work. Such statements shall be in a form reasonably acceptable to Sublandlord and accompanied by written certifications from Subtenant and Subtenant’s architect of the completion of the portion of Subtenant’s Work covered by such statement, together with (a) invoices from each of Subtenant’s Contractors invoicing the value of such portion of Subtenant’s Work, (b) invoices marked “paid” and lien waivers from each of Subtenant’s Contractors in respect of the portion of Subtenant’s Work covered by the immediately preceding statement (unless Subtenant elects to submit only one statement, after all of Subtenant’s Work is completed, in which case such paid invoices and lien waivers shall be in respect of all of Subtenant’s Work except for those portions, if any, to be paid for with the amount of Subtenant’s Allowance due from Sublandlord on account of such statement), and (c) such further documentation as may be reasonably requested by Sublandlord. Sublandlord shall make a payment to Subtenant on account of Subtenant’s Allowance equal to the amount set forth on each such statement, provided that no such payment shall exceed the then remaining balance of Subtenant’s Allowance. Each such payment shall be made by good check payable to Subtenant and delivered within thirty (30) days after the receipt of such statement, together with each of the aforesaid certifications, invoices, lien waivers and further documentation, if any, requested by Sublandlord. In the event that the cost and expense of Subtenant’s Work shall exceed Subtenant’s Allowance, Subtenant shall be entirely responsible for such excess. In the event that the total cost and expense of Subtenant’s Work shall be less than Subtenant’s Allowance, then, upon completion of Subtenant’s Work and provided Subtenant is not in Default of this Sublease, Subtenant shall be entitled to a credit against the Sublease Rent due hereunder in the amount of the then outstanding balance of Subtenant’s Allowance not already paid to Subtenant in accordance with the terms hereof.

18.7 Subtenant shall, at its cost and expense, file Subtenant’s Plans with any governmental authority having jurisdiction thereover and take whatever action is necessary to obtain and maintain all necessary permits, authorizations and approvals from such governmental authorities for Subtenant’s Work, and Subtenant shall deliver copies of all of such permits, authorizations and approvals to Sublandlord. Sublandlord shall cooperate with, and assist, Subtenant in all reasonable respects in connection with obtaining such necessary permits, authorizations and approvals (including, without limitation, using reasonable efforts to obtain Overlandlord’s cooperation, to the extent required, in connection with the same), provided, however, that such cooperation shall be at Subtenant’s expense, and Sublandlord and Overlandlord shall not be obligated to incur any cost or expense in connection therewith, unless reimbursed therefor by Subtenant.

18.8 If any Default by Subtenant under this Section 18 continues, then, in any such event, at Sublandlord’s option, Sublandlord may do all or any of the following: (A) Sublandlord may proceed with all of its rights and remedies provided in this Sublease for a Default by Subtenant, and/or (B) Sublandlord shall not be required to pay or credit any sums to be paid or credited as part of Subtenant’s Allowance hereunder. If Sublandlord shall terminate this Sublease as a result of any Default by Subtenant under this Section 18 or as a result of any Default under any other provision of this Sublease, then, in addition to all of Sublandlord’s rights and remedies provided for in this Sublease, Subtenant shall assign all of its rights to Subtenant’s Plans to Sublandlord, and Subtenant shall no longer be entitled to the then outstanding balance of

Subtenant’s Allowance, and Sublandlord shall have no further obligation at any time to pay to Subtenant or give Subtenant credit for the amount of such balance.

19.	Sublandlord Representations

19.1 Sublandlord warrants and represents that:

19.1.1 The Overlease is in full force and effect;

19.1.2 Sublandlord will not cause to be done or permit any act or thing to be done which will cause an Event of Default (as such term is defined in the Overlease) of any of the terms, covenants and conditions of the Overlease on its part to observe and perform; and

19.1.3 Sublandlord shall not modify or amend the Overlease in any way which would increase the obligations of Subtenant under the Sublease or adversely affect Subtenant’s subleasehold interest created under this Sublease (other than to a de minimis extent in connection with a ministerial or administrative matter) without Subtenant’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

20.	Miscellaneous

20.1 In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant’s sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant.

20.2 This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto.

20.3 The submission of this document by Sublandlord to Subtenant shall not constitute an offer by Sublandlord and Sublandlord shall not be bound in any way unless and until this Sublease is executed and delivered by both parties.

20.4 This Sublease may be executed in any number of counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart. All counterparts shall be construed together and shall constitute one instrument.

20.5 In any action, legal proceeding or arbitration hereunder, the winning party shall be entitled to reimbursement of its reasonable attorneys’ fees from the losing party.

* * * * *

[The remainder of this page is left intentionally blank;

the signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

Sublandlord:			Subtenant:

PricewaterhouseCoopers LLP			Riverbed Technology, Inc.

By:	/s/ Kenneth L. Cooke		By:	/s/ Randy S. Gottfried
	Name:	Kenneth L. Cooke		Name:	Randy S. Gottfried
	Title:	Authorized Signatory		Title:	Chief Financial Officer

Federal Tax I.D. No.: 03-0448754

Address for Notices:	Address for Notices (prior to the date of occupancy):
PricewaterhouseCoopers LLP
3109 West Dr. Martin Luther King Jr. Blvd.	Riverbed Technology, Inc.
Tampa, Florida 33607	501 Second Street, Suite 410
Attention: Director of Real Estate	San Francisco, California 94107
Attention: Randy Gottfried

with a copy to:
Address for Notices (on or after the date of occupancy):
PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017	At the Sublease Premises
Attention: General Counsel	Attention: Randy Gottfried

with a copy to:

with a copy of Default notices to:
Lowenstein Sandler PC
1251 Avenue of the Americas	501 Second Street, Suite 410
New York, New York 10020	San Francisco, California 94107
Attention: Bradley A. Kaufman, Esq.	Attention: General Counsel.

S-1

Exhibit A

Floor Plan of Sublease Premises

Exhibit B

Intentionally Omitted

*     *     *     *     *

B-1

Exhibit C

Sublease Rent

Period	Annual Sublease Rent	Monthly Sublease Rent
From the Commencement Date through and including the day preceding the first (1st) anniversary of the Commencement Date	$1,339,758.00	$111,646.50
From the first (1st) anniversary of the Commencement Date through and including the day preceding the second (2nd) anniversary of the Commencement Date	$1,403,556.00	$116,963.00
From the second (2nd) anniversary of the Commencement Date through and including the day preceding the third (3rd) anniversary of the Commencement Date	$1,467,354.00	$122,279.50
From the third (3rd) anniversary of the Commencement Date through and including the Expiration Date	$1,531,152.00	$127,596.00

*     *     *     *     *

C-1

Exhibit D

Exclusions from Incorporated Provisions

1. The following provisions of the Overlease are not incorporated into this Sublease:

(a)	The provisions of the Overlease requiring Overlandlord to indemnify, defend and/or hold harmless Sublandlord with respect to the common or public areas of the Building.

(b)	Sections 1.1, 2.1, 2.2(c), 2.2(d), 2.3 and 2.4; the second sentence of Section 3.1; Sections 3.3.1, 4, 5.1, 5.2, 5.3, 6.1, 6.3.4, 6.4, 6.5, 6.6, 6.8, 8.5, 10.2.8 and 11.2; the last sentence of Section 13; Sections 15.3, 16, 17.2, 17.4, 19.2, 20.2, 21, 23.6.5, 24, 25, 32, 37, 40, 44, 50, 52, 53, 54, 55, 56, 57, 58, 59 and 60; Exhibits A-1, A-2, B, E and F, the 1998 Letter; the First Amendment; the Second Amendment; the Commencement Date Agreement; the Consent Agreement; and the 8th Floor Termination Letters.

2. With respect to any building services to be provided by Overlandlord to Sublandlord (as tenant under the Overlease), reference to “Landlord” shall be construed to refer to “Overlandlord”.

*     *     *     *     *

D-1

Exhibit E

Method of Charging for Electricity

1. Subtenant shall pay one hundred (100%) percent of the actual cost of the electricity used in the Sublease Premises based on separate submeter(s) for the Sublease Premises, and all sales, use and/or utility taxes attributable to the electricity furnished to the Sublease Premises.

2. Notwithstanding the terms of the last sentence of Section 5.7 of the Overlease, all amounts payable hereunder shall be due within twenty (20) days of Sublandlord’s bills therefor.

*     *     *     *     *

E-1

Exhibit F

Form of Security Letter

[BANK LETTERHEAD]

________________, 2006

IRREVOCABLE, UNCONDITIONAL LETTER OF CREDIT NO. _______________

PricewaterhouseCoopers LLP

3109 West Dr. Martin Luther King Jr. Blvd.

Tampa, Florida 33607

Attention: Director of Real Estate

Ladies & Gentlemen:

________________________, a national banking association (“Bank”), of ________, _______________ hereby issues its Irrevocable, Unconditional Letter of Credit in favor of PricewaterhouseCoopers LLP, and/or its successors and assigns (“Sublandlord”), for the account of Riverbed Technologies, Inc. (“Subtenant”) up to the aggregate amount of One Million Four Hundred Thousand Dollars ($1,400,000.00), available at sight by the drafts of Sublandlord on the Bank. Drafts drawn on this Letter of Credit will be honored when presented, accompanied only by a letter or certificate purportedly signed by a representative of Sublandlord stating that Sublandlord is entitled to draw on this Letter of Credit under the terms of that certain Sublease, dated as of July ___, 2006 (the “Sublease”), between Sublandlord and Subtenant. Multiple and partial draws shall be permitted hereunder. This Letter of Credit may be transferable in whole or in part. The Bank shall look solely to Subtenant for payment of any fee for such transfer. Such payment is not a condition to transfer.

The Bank shall be entitled (and required) to rely upon the statements contained in the above-described letter or certificate and will have no obligation to verify the truth of any statements set forth therein.

The Bank hereby agrees with drawers, endorsers, and bona fide holders of this Letter of Credit that all drafts drawn by reason of this Letter of Credit and in accordance with the above conditions, will meet with due honor when presented at the office of the Bank in New York, New York.

The obligations of the Bank shall not be subject to any claim or defense by reason of the invalidity, illegality, or inability to enforce any of the agreements set forth in the Sublease.

This Letter of Credit is subject to the International Standby Practices–ISP98, International Chamber of Commerce Publication 590 when not in conflict with the express terms of this Letter of Credit.

This Letter of Credit shall terminate at 5:00 p.m. Eastern Time on _______, 2007. This Letter of Credit shall be deemed automatically extended without amendment(s) for successive period(s) of one year each from its current or any future expiration date(s) but in any event not beyond 45 days after the Expiration Date (as defined in the Sublease), which shall be the final expiration date of this Letter of Credit, unless, at least thirty (30) days prior to the then current expiration

F-1

date, we notify you in writing by certified mail, return receipt requested, at the address provided above (or at such other address as you may specify by written notice to us), that this Letter of Credit will not be extended beyond the current expiration date; provided, that our obligation to make any payment hereunder in respect of a drawing request made prior to the expiry hereof shall continue until payment is made.

Amounts drawn upon this Letter of Credit are to be endorsed on the reverse side of this Letter of Credit by the negotiating bank.

By:
Name:
Title:

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Exhibit G

Included Personal Property

All of the furniture, fixtures and equipment owned by Sublandlord and located in the Sublease Premises as of the date hereof, subject to the following:

The parties hereto agree that Subtenant shall have ownership of the Included Personal Property at the end of the Term and shall be solely responsible for removal of same at the end of the Sublease Term at Subtenant’s sole cost and expense. If Subtenant wishes to remove and/or dispose of any of the Included Personal Property from the Sublease Premises before the end of the Sublease Term, Subtenant shall give Sublandlord written notice thereof specifying the Included Personal Property to be so removed or disposed of and Sublandlord shall have sixty (60) days after receipt of such notice to notify Subtenant that Sublandlord wants possession of such Included Personal Property. Upon Sublandlord’s notification to Subtenant, if any, of its desire to retain the Included Personal Property, the parties shall agree on a date and method of delivery of such Included Personal Property to Sublandlord. Failure by Sublandlord to timely respond to Subtenant’s notice shall be deemed Sublandlord’s approval of the removal or disposal of such Included Personal Property by Subtenant at Subtenant’s sole cost and expense.

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Exhibit H

Space Plan

Exhibit I

Consent by Overlandlord